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                                                                       EXHIBIT 8




                                  LAW OFFICES
            HEISKELL, DONELSON, BEARMAN, ADAMS, WILLIAMS & CALDWELL
                           A PROFESSIONAL CORPORATION
               TWENTIETH FLOOR [bullet] FIRST TENNESSEE BUILDING
                               165 MADISON AVENUE
                            MEMPHIS, TENNESSEE 38103

                                 (901) 526-2000

                                   FACSIMILE
                                 (901) 577-2303

                                January 3, 1994


First Tennessee National Corporation
165 Madison Avenue
Memphis, Tennessee 38103

Re:      MERGER WITH CLEVELAND BANK & TRUST COMPANY - FEDERAL INCOME TAX
         CONSEQUENCES

Gentlemen:

         We have acted as counsel for First Tennessee National Corporation ("FTNC") in connection with the Agreement and Plan of Merger dated as of July 23, 1993 (the "Agreement"), by and between FTNC and Cleveland Bank & Trust Company ("CBTC"). The Agreement provides that FTNC will form a new wholly-owned banking subsidiary ("Interim Bank") and that Interim Bank will be merged with and into CBTC under the Tennessee Business Corporation Act (the "Merger"). The corporate existence of Interim Bank will cease, and CBTC will become the surviving corporation. Pursuant to the Agreement, each share of CBTC common stock issued and outstanding at the Effective Date will be converted into shares of FTNC common stock based on a Conversion Number set by reference to the average price of the FTNC common stock for the twenty (20) business days immediately prior to the date of regulatory approval of the Merger. No fractional shares of FTNC common stock will be issued in connection with the Merger. In lieu of fractional shares, FTNC will make a cash payment equal to the fractional interest which an CBTC shareholder would otherwise receive multiplied by the Average Price of FTNC common stock as defined in
Section I(C) of the Agreement. This opinion is provided pursuant to the requirements of Item 4 of Form S-4 and Section V(A)(9) of the Agreement. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

         We have been provided with an Officer's Certificate dated
December 3, 1993, in which officers of FTNC make certain representations on behalf of FTNC regarding the Merger, and we have been provided with a Certificate dated December 6, 1993, in which officers of CBTC make certain representations on behalf of CBTC regarding the Merger (the "Certificates"). We assume those representations to be not only statements in the signers' best information but also currently true statements of fact, and we rely thereon in rendering this opinion.

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First Tennessee National Corporation

January 3, 1994

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         In rendering the following opinion, we have considered the Agreement, the Certificates, applicable case law and applicable provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the "Code"), and regulations adopted thereunder, and Revenue Rulings and Revenue Procedures published thereunder.

         Based on the foregoing, and assuming that the representations made in the Certificates also will be true as of the Effective Date of the Merger as defined in the Agreement, we are of the opinion that, upon consummation of the Merger in accordance with the terms and conditions of the Agreement, for federal income tax purposes:

         (a) Provided that the Merger qualifies as a statutory merger under the Tennessee Business Corporation Act, the Merger will be a reorganization within the meaning of Section 368(a) of the Code, and FTNC and CBTC will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

         (b) No gain or loss will be recognized by CBTC or FTNC by reason of the Merger.

         (c) No gain or loss will be recognized by the shareholders of CBTC upon receipt of FTNC common stock in exchange for their CBTC common stock, except as described below with respect to stockholders who receive cash in lieu of fractional share interests in FTNC common stock.

         (d) The basis of the FTNC common stock received by CBTC shareholders who exchange CBTC common stock for FTNC common stock will be the same as the basis of the CBTC common stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

         (e) The holding period of the FTNC common stock received by a CBTC stockholder will include the period during which the CBTC common stock surrendered in exchange therefor was held, provided that such CBTC common stock was held by such CBTC stockholder as a capital asset on the Effective Date.

         (f) A stockholder of CBTC common stock who receives cash in the Merger in lieu of a fractional share interest in FTNC common stock will be treated as having received cash in redemption of such fractional share interest. Provided that such CBTC common stock was held by such CBTC stockholder as a capital asset on the Effective Date, the receipt of such cash should generally result in capital gain or loss equal to the difference between the amount of cash received and the portion of such CBTC stockholder's adjusted basis in the shares of CBTC common stock allocable to the

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First Tennessee National Corporation

January 3, 1994

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                 fractional share interest.  Such capital gain or loss will be long-term capital gain or loss if the holding period for the shares of CBTC common stock for which cash is received is more than one (1) year.

         The shares of CBTC common stock referred to herein do not include any stock rights, rights or options to acquire CBTC common stock.

         Based on the foregoing assumptions, we are further of the opinion that under the corporate income or excise tax laws of the State of Tennessee, no gain or loss will be recognized by CBTC or FTNC by reason of the merger.

         This opinion is limited to the effect of the income tax laws of the United States of America and the State of Tennessee, and we have expressed no opinion as to the laws of any jurisdiction other than the United States of America and this state. We have not considered the effects of the transaction on the stockholders of CBTC under the income tax laws of the states in which they reside, and we have not considered the effects on the transaction, if any, of sales and use taxes or any other state and local taxes except for corporate income or excise taxes. We express no opinion as to the federal income tax consequences of the exchange of CBTC shares by any individual who receives such shares as compensation and holds them at the Effective Date subject to any restriction related to employment.

         Changes to the Code, regulations, rulings thereunder, and changes by the courts and the interpretation of the authorities relied upon, may be applied retroactively and may affect the opinion expressed herein.

         The foregoing opinion is furnished to you solely in connection with the above-described transaction and may not be relied upon by any other person or entity, or used for any other purpose. Unless a prior written consent of our firm is obtained, this opinion is not to be quoted or otherwise referred to in any report, proxy statement, or registration statement, and is not to be filed with or furnished to any governmental agency or other entity or person, except as otherwise required by law.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4, relating to the issuance of shares of FTNC common stock in the Merger, to be filed

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First Tennessee National Corporation

January 3, 1994
Page 4

by FTNC with the Securities and Exchange Commission, and to all references to this firm in the Prospectus that is a part of the Registration Statement.

                                                Very truly yours,

                                                HEISKELL, DONELSON, BEARMAN,
                                                ADAMS, WILLIAMS & CALDWELL, P.C.


                                                By: William H.D. Fones Jr.
                                                       A Member Thereof
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